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                                  EXHIBIT 10.1

                         EMPLOYMENT CONTRACT NUMBER FOUR


          THIS EMPLOYMENT CONTRACT NUMBER FOUR (the "Contract"), dated as of
May 1, 1992, is made between COMMUNITY PSYCHIATRIC CENTERS, a Nevada Corporation ("CPC") and RICHARD L. CONTE, an individual ("Conte").

                                 R E C I T A L S

     A. CPC has employed Conte as an executive employee pursuant to prior and existing employment agreements.

     B. CPC desires to revise the terms of Conte's employment and to continue to employ him, and Conte desires to continue in CPC's employment.

     NOW THEREFORE, Conte and CPC agree as follows:

     1. DEFINITIONS. As used in this Contract, the following terms have the following meanings:

          1.1 BENEFICIARY. "Beneficiary" means any Person or Persons designated from time to time by Conte pursuant to paragraph 6.5.1.

          1.2 BOARD.  "Board" means the Board of Directors of CPC.

          1.3 CHANGE OF CONTROL. "Change of Control" means a change of control that would be required to be reported pursuant to Item 6(e) of Schedule 14A of Rule 14 under the Exchange Act; and, without limitation of the foregoing clause, such a change of control shall be deemed to have occurred if (i) any Person is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of CPC representing 20% or more of the combined voting power of CPC's then outstanding securities, or (ii) during any twenty-four-month period during the Employment Term, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least four-fifths of the directors then in office who were directors at the beginning of such twenty-four-month period. However, a Change of Control does not include a distribution to CPC's shareholders of stock of any subsidiary or a purchase of securities or assets of CPC by a group controlled by directors or executive officers of CPC.

          1.4 CODE.  "Code" means the Internal Revenue Code of 1986 as amended.

          1.5 COMMISSION. "Commission" means the Securities and Exchange Commission.

          1.6 COMPETE. "Compete" means either directly or indirectly to own, initiate, manage, operate, join, control, advise, consult with or participate in the ownership, operation, management or control (other than as a shareholder owning less than five percent (5%) of the capital stock of any entity, the shares of which are traded on a national exchange) of any business similar to the Existing Businesses or the Proposed Businesses within the United States, the United Kingdom or any foreign country in which Existing or Proposed Businesses are located, or to lease or sell real or personal property to any such business.

          1.7 CONFIDENTIAL INFORMATION.  "Confidential Information" means

           1.7.1 LOCATIONS. Data regarding location of proposed and existing hospitals, facilities and buildings;

           1.7.2     MARKETS.  Market surveys, studies and analyses;

           1.7.3 PERSONNEL. Information concerning the identity, location and qualifications of professionals and employees, existing and prospective;

           1.7.4     REFERRALS.  Information concerning referral sources;

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           1.7.5     REIMBURSEMENT.  Information concerning reimbursement
sources, insurers and other third-party payors and related procedures;

           1.7.6 LEGAL AND REGULATORY. Tabulated and organized information concerning legislative, administrative, regulatory and zoning requirements, bodies, procedures and officials;

           1.7.7 MEDICAL AND PERSONNEL RECORDS. Medical and personnel records;

           1.7.8     DATA.  Statistical, financial, cost and accounting data;

           1.7.9 PATIENT AND CUSTOMER LISTS. Existing and prospective patient and customer lists; and

           1.7.10 MANUALS. Administrative, operations and procedure manuals and directives.

           1.7.11 IDEAS. Business ideas pertaining to any Existing or Proposed Businesses. Business ideas include, but are not limited to, ideas, concepts or proposals that are conceived, developed or implemented by or communicated to Conte.

          1.8 DEATH BENEFIT. "Death Benefit" means the death benefit of not less than Five Million Dollars ($5,000,000) payable under the Policy to Conte's Beneficiaries on his death.

          1.9 DELIVER THE POLICY. "Deliver the Policy" means to transfer the ownership of and title to the Policy to Conte or his Beneficiary free and clear of all liens, claims, security interests and other encumbrances except for Policy Loans, together with cash sufficient to pay all premiums on the Policy due after such transfer to the extent such premiums cannot be financed by Policy Loans without reducing the Death Benefit.

          1.10 EMPLOYMENT TERM. "Employment Term" means the period commencing May 1, 1992 and continuing for a period of four (4) years and seven
(7) months ending November 30, 1996 unless earlier terminated pursuant to paragraph 5; provided however, that on December 1, 1993 and on each December 1 thereafter, the Employment Term shall be automatically extended until the earliest to occur of (i) the fourth anniversary of the immediately preceding November 30 or (ii) termination of this Contract pursuant to paragraph 5.

          1.11 EXCHANGE ACT. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          1.12 EXISTING BUSINESSES. "Existing Businesses" means the following businesses in which CPC is currently engaged:

           1.12.1 DIALYSIS. Ownership, operation and management of facilities and businesses which provide hemodialysis services and treatments to patients with chronic or acute kidney diseases or conditions;

           1.12.2 PSYCHIATRIC HOSPITALS. Ownership and operation of acute psychiatric hospitals, medical office buildings and pharmacies and related facilities;

           1.12.3 SUBSTANCE ABUSE. Ownership and operation of facilities which provide chemical, drug and alcohol dependency treatment and services;

           1.12.4 TRANSITIONAL CARE. Ownership and operation of transitional care facilities which provide medically complex treatment to patients with long-term acute and subacute illnesses.

          1.13 FISCAL YEAR. "Fiscal Year" means CPC's annual accounting period for financial accounting and reporting purposes, which on the date hereof is the period from each December 1 to and including the next following November 30.

          1.14 PERMANENT DISABILITY. "Permanent Disability" means any mental or physical illness, disease or condition which in the opinion of an independent, duly licensed physician will or does result in Conte's inability to perform his duties during normal working hours for six months.

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          1.15   PERSON.  "Person" means any individual, corpora-tion,
partnership, business trust, joint venture, association, joint stock company, trust, unincorporated organization or government or agency or political subdivision thereof.

          1.16 POLICY. "Policy" means a life insurance policy insuring Conte's life, which provides a death benefit of not less than Five Million Dollars ($5,000,000).

          1.17 POLICY LOAN. "Policy Loan" means any loan secured by the cash surrender value of the Policy.

          1.18 PRIOR CONTRACTS. "Prior Contracts" means the following employment contracts between Conte and CPC: (i) the Employment Agreement executed by Conte and CPC on January 21, 1982 and effective December 1, 1981,
(ii) the Employment Agreement executed by Conte on September 1, 1988 and by CPC on November 1, 1988 and effective August 1, 1988, and (iii) the Employment Agreement executed by Conte and CPC on December 1, 1991 and effective December 1, 1991.

          1.19 PROPOSED BUSINESSES. "Proposed Businesses" means businesses other than and whether or not related to Existing Businesses in which CPC may from time to time be or plan to be engaged.

          1.20 SALARY. "Salary" means $550,000 per Fiscal Year, as adjusted from time to time pursuant to paragraph 3.1.1; provided, however, that the Salary shall not include any bonuses or other employment benefits or remuneration paid or payable by CPC to Conte.

          1.21 SUPPLEMENTAL RETIREMENT AGREEMENT. "Supplemental Retirement Agreement" means the Supplemental Retirement Agreement dated as of September 1, 1988 between CPC and Conte.

     2.   EMPLOYMENT AND DUTIES.

          2.1 DUTIES. During the Employment Term, CPC shall employ Conte and Conte shall serve CPC as its Chief Executive Officer or in another capacity in which he has primary and official authority and responsibility for the business, operation and management of CPC. During the Employment Term, Conte shall devote his full productive time, energies and abilities to the business of CPC under the authority of the Board.

          2.2 PLACE OF BUSINESS. During the Employment Term, Conte's principal place of business shall be in Orange County, California, and he shall not be obliged to maintain his principal place of business elsewhere.

     3.   COMPENSATION AND BENEFITS.

          3.1 SALARY. During the Employment Term, CPC shall pay the Salary to Conte in equal monthly or more frequent installments in accordance with CPC's general practice and subject to legally required withholdings.

           3.1.1 SALARY REVIEW. The Salary for any Fiscal Year commencing after December 1, 1992 shall be subject to annual review by the Board, but in no event shall the Salary be reduced below the greater of $550,000 or the Salary most recently determined by the Board pursuant to this paragraph 3.1.1. Conte understands that the requirement of annual review by the Board shall not be construed in any manner as an express or implied agreement by CPC to raise the Salary.

          3.2 EXPENSE REIMBURSEMENT. During the Employment Term, CPC shall promptly reimburse Conte, upon submission to CPC by Conte of adequate documentation, for all reasonable out-of-pocket expenses respecting entertainment, travel, meals, hotel accommodations and other like-kind expenses, in each case incurred by Conte in the interest of CPC's business.

          3.3 GROUP INSURANCE. During the Employment Term, CPC shall provide group life insurance, group travel and accident insurance and group medical, dental and hospital insurance to Conte in the amount and on the terms such insurance is made available to other senior executives of CPC.

          3.4 LIFE INSURANCE. During the Employment Term, CPC shall pay the entire cost of the Policy.

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          3.5 PROFIT SHARING PLAN.  During the Employment Term, Conte shall be a participant in CPC's Profit Sharing Plan.

          3.6 OTHER BENEFITS. During the Employment Term and the Post-Employment Term, by mutual agreement with CPC, Conte may participate in employment benefits made available to other senior executives of CPC; provided, however, that this Contract itself shall neither prevent nor compel such participation.

     4.   PROTECTION OF BUSINESS INFORMATION; NONCOMPETITION; NONSOLICITATION.

          4.1 NONDISCLOSURE.

           4.1.1 CONFIDENTIAL INFORMATION. In the operation and expansion of the Existing Businesses and in the planning and development of the Proposed Businesses, CPC has generated and will generate Confidential Information which is and will be proprietary and confidential and the disclosure of which would be extremely detrimental to CPC and of great assistance to its competitors.

           4.1.2 INFORMATION HELD AS A FIDUCIARY. All of the Confidential Information which is acquired by, communicated to or in any way comes into the possession or control of Conte shall be held by Conte in a fiduciary capacity for the exclusive benefit of CPC.

           4.1.3 NONDISCLOSURE COVENANT. Conte shall not disclose any Confidential Information to any person, without the consent of CPC.

           4.1.4     EXEMPTIONS.  The restrictions set forth in this paragraph
4.1 shall not apply to any part of the Confidential Information which: (i) is or becomes generally available to the public or publicly known other than as a result of disclosure in breach of any obligation of confidentiality; (ii) becomes available to Conte on a nonconfidential basis from a source other than CPC or its agents or affiliates; (iii) is disclosed pursuant to the requirement of a governmental agency or court of competent jurisdiction or as otherwise required under applicable law; or (iv) was otherwise known or available to Conte without any obligation of confidentiality.

           4.1.5 FOLLOWING EMPLOYMENT. Upon termination of this Agreement, Conte shall promptly relinquish and return to CPC all Confidential Information and all files, correspondence, memoranda, diaries and other records, minutes, notes, manuals, papers and other documents and data, however prepared or memorialized, and all copies thereof, belonging to or relating to the business of CPC, that are in Conte's custody or control whether or not they contain Confidential Information.

          4.2 NONCOMPETITION COVENANT. During the Employment Term and for a period of five (5) years thereafter, Conte shall not compete or plan or prepare to compete with CPC.

          4.3 NONSOLICITATION COVENANT. Conte shall not solicit other employees, independent contractors, customers, referral sources or reimbursement sources of CPC for use or employment other than in the Existing or Proposed Businesses.

          4.4 SCOPE AND DURATION; SEVERABILITY. CPC and Conte understand and agree that the scope and duration of the covenants contained in this paragraph 4 are reasonable both in time and area and are fairly necessary to protect the business of CPC. Nevertheless, it is further agreed that such covenants shall be regarded as divisible and shall be operative as to time and area to the extent that they may be made so operative and, if any part of them is declared invalid or unenforceable, the validity and enforceability of the remainder shall not be affected.

          4.5 INJUNCTION. Conte understands and agrees that, due to the highly competitive nature of the health care industry, the breach of any of the covenants set out in paragraphs 4.1.3, 4.2 and 4.3 will cause irreparable injury to CPC for which it will have no adequate monetary or other remedy at law. Therefore, CPC shall be entitled, in addition to such other remedies as it may have hereunder, to a temporary restraining order and to preliminary and permanent injunctive relief for any breach or threatened breach of the covenants without proof of actual damages that have been or may be caused hereby. In addition, CPC shall have available all remedies provided under state and federal statutes, rules and regulations as well as any and all other remedies as may otherwise be contractually or equitably available.

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          4.6 ASSIGNMENT.  Except as provided in paragraphs 5.2.4 and 5.2.5,
Conte agrees that the covenants contained in paragraph 4 shall inure to the benefit of any successor or assign of CPC with the same force and effect as if such covenants had been made by Conte with such successor or assign.

     5. TERMINATION. This Contract shall be terminated before the end of the Employment Term for the reasons set out in paragraph 5.1, in each case with the consequences set out in paragraph 5.2.

          5.1 GROUNDS FOR TERMINATION.

           5.1.1 BY CPC. This Contract may be terminated by CPC at any time on 30 days written notice to Conte, for any of the following reasons, provided, however, that no termination described in subparagraphs (a) and (b) shall be made or take effect unless (i) CPC has proved the causes by clear and convincing evidence and (ii) the termination has been approved by the votes of at least seventy-five percent (75%) of all of the members of the Board:

              (a) WILLFUL BREACH. Breach of any material provision of this Contract by Conte or breach or gross neglect by Conte of his duties as director, officer or employee of CPC;

              (b) CAUSE. For cause which shall consist of any act of intentional dishonesty or self-dealing by Conte, in each case in connection with his duties as director, officer or employee of CPC;

              (c) TERMINATION UPON PERMANENT DISABILITY. Conte's Permanent Disability.

           5.1.2 TERMINATION BY CONTE. This Contract may be terminated by Conte at any time upon thirty (30) days' written notice for any of the following reasons:

              (a) BREACH. Breach of any material provision of this Contract by CPC which is not remedied within thirty days after written notice specifying such breach in reasonable detail;

              (b) CHANGE OF CONTROL. A Change of Control; provided, however, that termination pursuant to this 5.1.2(b) shall be effective if and only if Conte gives CPC written notice of such termination within one year after such Change of Control;

              (c)    PERMANENT DISABILITY.  Conte's Permanent Disability.

           5.1.3 TERMINATION UPON DEATH. This Contract shall terminate immediately upon the death of Conte.

          5.2 EFFECT OF TERMINATION. If this Contract is terminated pursuant to paragraph 5.1, the parties shall have the following rights and obligations:

           5.2.1 BY CPC FOR BREACH OR CAUSE; WRONGFUL TERMINATION. If this Contract is terminated by CPC pursuant to paragraphs 5.1.1(a) or (b), Conte shall not have the right or obligation to perform the services described in paragraph 2.1, nor shall Conte have the right to receive the Salary or any other compensation or benefits described in paragraph 3 after the date of termination; but Conte shall be obligated to CPC as provided in paragraph 4, and CPC shall have all remedies available at law or in equity.

           5.2.2 BY CPC OR CONTE UPON PERMANENT DISABILITY. If this Contract is terminated by CPC or Conte pursuant to paragraph 5.1.1(c), or 5.1.2(c), (i) Conte shall thereafter have the obligations described in paragraph 4, and (ii) CPC shall (A) pay to Conte or his Beneficiary, within sixty (60) days after such termination, the aggregate Salary through the November 30 next following the fourth (4th) anniversary of the date of termination, (B) continue to have the obligations described in paragraphs 3.3, 3.5 and 3.6, but, as to paragraphs 3.3 and 3.5, only to the extent those benefits are available under the plans then in effect, (C) deliver the Policy to Conte and (D) sell to Conte, at his option, at its net book value, the automobile then being provided to him.

           5.2.3 DEATH. If Conte dies, CPC shall (i) cause the proceeds of the Policy to be paid to Conte's Beneficiary as soon as reasonably possible,
(ii) within sixty (60) days pay the Salary to the date of his death if he dies during the Employment Term and (iii) pay or continue such other benefits as may be due pursuant to paragraphs 3.3, 3.5 and 3.6.

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           5.2.4     BY CONTE FOR BREACH.  If this Contract is terminated by
Conte pursuant to paragraph 5.1.2(a), he shall not have any further obligation to CPC under paragraphs 2 and 4, and CPC shall (i) pay to him, within sixty (60) days after such termination, the aggregate Salary through the November 30 next following the fourth anniversary of the date of termination, (ii) deliver the Policy and (iii) continue to have the obligations described in paragraphs 3.3,
3.5 and 3.6, but only to the extent those benefits are available under those plans as then in effect. Conte shall have all remedies available at law or in equity and shall have no duty to mitigate his damages.

           5.2.5 BY CONTE UPON CHANGE OF CONTROL. If there is a Change of Control and

              (a) TERMINATION. This Contract is terminated by Conte pursuant to paragraph 5.1.2(b),

                 (i) PAYMENTS. CPC shall, within 30 days after the effective date of such termination, pay to him (A) the aggregate Salary through the November 30 next following the fourth anniversary of the date of termination, plus (B) all other compensation and benefits remaining to be paid to him under this Contract, and (C) all sums due him under the Supplemental Retirement Agreement, accrued and with all credits thereunder to the date of termination of this Contract;

                 (ii) AUTOMOBILE. Conte shall have the option to purchase at net book value the automobile then provided for him by CPC; and

                 (iii) RELEASE OF CONTE OBLIGATIONS. Conte shall not be obligated to perform any duties under paragraph 2.1, any obligations under paragraph 4 or any other duty, obligation or covenant under this Contract or as an employee of CPC.

              (b) NO TERMINATION. Whether or not Conte terminates this Contract pursuant to paragraph 5.1.2(b),

                 (i) VESTING OF OPTIONS, ETC. All stock options and related stock appreciation rights, restricted stock, contingent bonuses or payments and similar deferred benefits held by Conte shall vest and become exercisable immediately upon a Change of Control, and any restrictions on shares of stock of CPC or on stock units that were awarded to Conte under any plan or arrangement maintained by CPC for his benefit shall lapse upon the occurrence of such an event; and

                 (ii)   POLICY.  CPC shall deliver the Policy to Conte;

          5.3 WITHHOLDING. Anything in this Contract to the contrary notwithstanding,

           5.3.1 WITHHOLDING. All payments required to be made to Conte or the Beneficiary under this Contract shall be subject to the withholding of such amounts, if any, for income and other payroll taxes and deductions as CPC may reasonably determine should be withheld pursuant to any applicable law or regulation.

     6.   MISCELLANEOUS.

          6.1 PRIOR CONTRACTS NULL AND VOID. CPC and Conte agree that upon execution and delivery of this Contract by each of them, the Prior Contracts shall terminate and be deemed null and void, and shall have no further force or effect.

          6.2 ASSIGNMENT BY CPC. Subject to paragraphs 5.2.4 and 5.2.5, this Contract shall be binding upon and shall inure to the benefit of any successors or assigns of CPC. As used in this Contract, the term "successor" includes any Person or combination of Persons acting in concert which at any time in any form or manner acquires all or substantially all of the assets or business or more than twenty percent (20%) of the voting stock of CPC.

          6.3 NONASSIGNABILITY BY CONTE. Neither Conte nor any Beneficiary shall assign, transfer, pledge or hypothecate any rights, interests or benefits created hereunder or hereby. Any attempt to do so contrary to the provisions of this Contract, and any levy of any attachment, execution or similar process created thereby, shall be null and void and without effect.

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          6.4 SPENDTHRIFT PROVISION.  Prior to actual receipt by Conte or the
Beneficiary, as the case may be, no right or benefit under this Contract and, without limitation, no interest in any payment hereunder shall be:

           6.4.1 ANTICIPATION. Anticipated, assigned or encumbered or subject to any creditor's claim or subject to execution, attachment or similar legal process, or

           6.4.2 LIABILITY FOR DEBTS; CLAIMS. Applied on behalf of or subject to the debts, contracts, liabilities or torts of the Person entitled or who might become entitled to such benefits, or subject to the claims of any creditor of any such Person.

          6.5 BENEFICIARY; RECIPIENTS OF PAYMENTS; DESIGNATION OF BENEFICIARY. The Salary, the proceeds of the life insurance policy described in paragraph 3.4 and other compensation and benefits payable by CPC pursuant to this Contract shall be made only to Conte during his lifetime or, in the event of his death, to the Beneficiary. If Conte has not designated a Beneficiary, the payments shall be made to his estate. CPC shall have no obligation to make payments to any person not designated pursuant to paragraph 6.5.1 and shall be discharged, defended and held harmless from any liability for payments actually made to any Beneficiaries or to Conte's estate if no Beneficiaries have been designated.

           6.5.1 DESIGNATION OF BENEFICIARY. Conte may designate and from time to time change the Beneficiary only by giving a written, signed designation to CPC's Corporate Secretary pursuant to paragraph 6.7.

           6.5.2 ELECTIONS. Whenever this Contract provides for any option or election by Conte or the Beneficiary, the option shall be exercised or the election made solely by the person or persons receiving payments pursuant to this Contract at that time, and shall be made in that Person's sole discretion and without regard to the effect of the decision on subsequent recipients of payments. Such decision by such Person shall be final and binding on all subsequent recipients of payments.

          6.6 ARBITRATION. If any controversy, question or dispute arises out of or relating to the construction, application or enforcement of this Contract, it shall be settled by arbitration as follows:

           6.6.1 APPOINTMENT OF ARBITRATORS. Within five days after the delivery of written notice of any such dispute from one to the other, CPC and Conte shall each appoint one person to hear and determine the dispute, and, if the two persons so selected are unable to agree on its resolution with ten (10) days after their appointment, they shall select a third impartial arbitrator, and the three arbitrators so selected shall hear and determine the dispute within sixty (60) days thereafter.

           6.6.2 FINALITY. The determination of a majority of the arbitrators shall be final and conclusive on Conte and CPC.

           6.6.3 RULES. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, and judgment on any award rendered by the arbitrators may be entered in any court having jurisdiction.

           6.6.4 DISCOVERY. The parties shall be entitled to avail themselves of all discovery procedures available in civil actions in the State of California, and, without limitation, Conte and CPC hereby incorporate Section 1283.05 of the California Code of Civil Procedure into this Contract pursuant to
Section 1283.1 of that Code.

          6.7 NOTICES. Any notice provided for by this Contract and any other notice, demand, designation or communication which either party may wish to send to the other (the "Notices") shall be in writing and shall be deemed to have been properly given if served by (i) personal delivery, (ii) registered or certified mail, return receipt requested, in a sealed envelope, postage and other charges prepaid, or (iii) telegram, telecopy, telex, facsimile or other similar form of transmission followed by delivery pursuant to clause (i) or
(ii), in each case addressed to the party for which such notice is intended as follows:

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     If to CPC:

           Community Psychiatric Centers
           Board of Directors
           24502 Pacific Park Drive
           Laguna Hills, California 92656
           FAX:  (714) 831-2202

     If to Conte:

           Richard L. Conte
           30971 Hunt Club Drive
           San Juan Capistrano, California 92675
           FAX:  (714) 831-2875

           6.7.1 CHANGE OF ADDRESS. Any address or name specified in this paragraph 6.6 may be changed by a Notice given by the addressee to the other party in accordance with paragraph 6.6.

           6.7.2 EFFECTIVE DATE OF NOTICE. All notices shall be given and effective as of the date of personal delivery thereof or the date of receipt set forth on the return receipt. The inability to deliver because of a changed address of which no Notice was given, or rejection or other refusal to accept any Notice shall be deemed to be the receipt of the Notice as of the date of such inability to deliver or rejection or refusal to accept.

          6.8 GOVERNING LAW; JURISDICTION. This Contract shall be construed in accordance with and governed by the laws of the State of California as that State is presently constituted. CPC hereby consents and submits to the jurisdiction of the state and federal courts in California in any suit for the enforcement or construction of or otherwise arising out of this Contract.

          IN WITNESS WHEREOF, this Contract has been executed and delivered by the parties as of the date first set forth above.

                                             -----------------------------------
                                             Richard L. Conte

                                             COMMUNITY PSYCHIATRIC CENTERS

                                             By:
                                                --------------------------------
                                                --------------------------------

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